Free Writing Prospectus pursuant to Rule 433 dated January 12, 2026

Registration Statement No. 333-284538

Market Linked Securities — Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust and the S&P 500® Index due February 3, 2028

Summary of Terms		Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

* assumes an upside participation rate of 175%.

If the ending value of the lowest performing underlier is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the lowest performing underlier in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated January 12, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated January 12, 2026
●
WFS product supplement no. 7 dated October 20, 2025
●
Underlier supplement no. 47 dated December 23, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

Market measures (each referred to as an “underlier,” and collectively as the “underliers”):	the SPDR® Gold Trust and the S&P 500® Index
Pricing date:	expected to be January 29, 2026
Issue date:	expected to be February 3, 2026
Calculation day:	expected to be January 31, 2028
Stated maturity date:	expected to be February 3, 2028
Starting value:	with respect to an underlier, the closing value of such underlier on the pricing date
Ending value:	with respect to an underlier, the closing value of such underlier on the calculation day
Lowest performing underlier:	the underlier with the lowest underlier return
Underlier return:	ending value – starting value starting value
Upside participation rate:	at least 175%
Threshold value:	with respect to an underlier, 85% of the initial underlier value
Buffer amount:	15%
Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending value of the lowest performing underlier is greater than its starting value:

$1,000 +($1,000 × underlier return of the lowest performing underlier × upside participation rate);

•
if the ending value of the lowest performing underlier is less than or equal to its starting value, but greater than or equal to its threshold value: $1,000; or
•
if the ending value of the lowest performing underlier is less than its threshold value:

$1,000 + [$1,000 × (underlier return of the lowest performing underlier + buffer amount)]

Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

CUSIP:	40058WUR5
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.10% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 47, WFS product supplement no. 7 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 47, WFS product supplement no. 7 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 47, WFS product supplement no. 7 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 7, accompanying underlier supplement no. 47, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 7, accompanying underlier supplement no. 47, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 7, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 47, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Securities Is Not Linked to the Closing Value of the Underliers at Any Time Other Than the Calculation Day
▪
You May Lose a Substantial Portion of Your Investment in the Securities
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier
▪
A Lower Threshold Value May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Values of the Underliers and, Potentially, a Significant Loss at Maturity
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier
▪
Your Securities Do Not Bear Interest
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Fund or Any Underlier Stocks
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Fund or Any Underlier Stock
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Fund

▪
The Policies of the Fund’s Investment Advisor Could Affect the Amount Payable on Your Securities and Their Market Value
▪
Except to the Extent GS&Co., WFS and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Fund, There Is No Affiliation Between the Fund Investment Advisor and Us

▪
There Is No Assurance That an Active Trading Market Will Continue For the Fund or That There Will Be Liquidity in Any Such Trading Market; Further, the Fund Is Subject to Custody Risks
▪
Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Securities
▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities
▪
The Underlier Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
The Value of the Shares of the Underlier Relates Directly to the Value of the Gold Held by the Fund and Fluctuations in the Price of Gold Could Materially Adversely Affect an Investment in the Fund’s Shares
▪
Fees and Expenses Payable by the Fund Are Charged Regardless of Profitability and May Result in a Depletion of its Assets
▪
Potential Discrepancies, or Future Changes, in the Calculation of the LBMA Gold Price PM Could Have an Adverse Effect on the Value of the Fund
▪
The Amount of Gold Represented by the Shares of the Fund Will Continue to Be Reduced During the Life of the Fund Due to the Fund’s Expenses
▪
Termination or Liquidation of the Fund Could Adversely Affect the Value of the Securities

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsor for the S&P 500® Index and the issuer, see “The Underliers — S&P 500® Index” on pages S-127 of the accompanying underlier supplement no. 47.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.